Exhibit 10.6

Amaero Advanced Materials & Manufacturing, Inc.

130 Innovation Drive, McDonald, TN 37353

August 21, 2023

Eric Bono

Dear Eric:

This offer letter (the “Amended Offer Letter”) confirms the terms of your employment with Amaero Advanced Materials & Manufacturing, Inc. (the “Company”), as its President and Chief Technology Officer and amends, restates and supersedes in its entirety that certain offer letter dated August 9, 2023 (the “Prior Offer Letter”) effective as of the date you execute this Amended Offer Letter. If you decide to join us, you will receive an annual salary of $500,000, less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

At the invitation of the Board of Directors of Amaero International Limited (the “Board”), and subject to your receipt of a director identification number, you will be eligible to serve as a member of the Board.

As an employee, you are also eligible to receive certain employee benefits that are provided to similarly situated employees pursuant to the terms and conditions of the applicable Company benefit plan and as otherwise required by law, including Company matching of your 401(k) contributions pursuant to the Company-sponsored 401(k) plan. Notwithstanding any provision in this letter, the Company may modify job titles, wages, and benefits from time to time as it deems necessary.

If you join the Company, you will also be eligible to earn a one-time bonus of $50,000, less applicable withholdings (the “Signing Bonus”). The Company will pay you the Signing Bonus, in advance of being earned, within thirty (30) days after your Start Date. You will be considered to have earned the Signing Bonus only if you remain continuously employed with the Company through the one-year anniversary of your Start Date. If your employment with the Company terminates for any reason prior to the one-year anniversary of your Start Date, you agree to repay the entire gross amount of Signing Bonus within thirty (30) days after the date your employment with the Company terminates. On termination of your employment, regardless of the reason for such termination, you shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that you may hold in the Company, unless otherwise agreed in writing.

If you join the Company, you will be required to relocate from Pennsylvania to Tennessee by no later than July 1, 2024. Prior to your relocation, you will be required to work from the Company’s Tennessee offices, at 130 Innovation Drive, McDonald, Tennessee, at least four (4) days per week. During this transition period, the Company will reimburse you for reasonable travel and lodging expenses incurred by you to travel to the Company’s Tennessee offices, in accordance with the Company’s travel and expense policy.

Additionally, we are offering you reimbursement of relocation expenses for your move from Pennsylvania to Tennessee, up to a maximum reimbursement of $25,000. We will only reimburse you for these expenditures once you submit valid receipts to the Company and will only be reimbursed to you (or paid by the Company on your behalf) if you are an employee of the Company on the date of reimbursement or payment by the Company. Relocation expenses that are taxable must be substantiated in writing (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation cost) within thirty (30) days from when any such relocation expense is incurred. Any such relocation expense will be reimbursed to you via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of your written substantiation.

In addition, if you decide to join the Company, it will be recommended as soon as practicable following your start date, that the Company’s parent company, Amaero International Limited (“Parent”), grant you an option (the “Option”) to purchase 10,000,000 ordinary shares of Parent (the “Option Shares”) at an exercise price per share equal to the volume weighted average price (VWAP) of an ordinary share of Parent for the five consecutive trading days prior to the date of the option grant (the “Exercise Price”), as determined by Parent. The Option shall vest as to 1/5th of the Option Shares on the date of grant and as to an additional 1/5th of the Option Shares on each anniversary of the date of commencement of your employment with the Company subject to your continuing employment with the Company on each such vesting date. In the event of a change of control of Parent (as defined in the option plan documents), the vesting of the Option shall accelerate as to 50% of the number of Option Shares that are unvested upon the closing date of the change of control. The Option shall be subject to such other terms and conditions (including accelerated vesting) as are set forth in the option plan documents. No right to any shares under the Option is earned or accrued until such time that vesting occurs, nor does the grant of the Option confer any right to continue vesting or employment.

Subject to your continued employment and approval and modification by the Board of Directors of Parent in its discretion, Parent currently intends to make an annual grant to you in January of each year of an option to purchase ordinary shares of Parent (the “Annual Option”) at an exercise price per share equal to the VWAP of an ordinary share of Parent for the five consecutive trading days prior to the date of the option grant as determined by Parent. The number of shares subject to the Annual Option shall be determined by Parent based on the Black-Scholes option pricing model that values the option at 25% of your base salary on the date of grant. The Annual Option shall vest in full on the third anniversary of the date of grant subject to your continuing employment with the Company on such date.

In addition, for a period of five years following the commencement of your employment with the Company, you will be eligible to receive a cash bonus equal to 12.5% of the amount of the Gross Profit that the Company receives from HIP manufacturing of near net shape parts, so long as the Company exceeds a minimum Gross Profit threshold of 40% as determined by the Company based on its accounting and financial policies and records. For purposes of this offer letter, Gross Profit shall mean the Company’s revenue less direct production costs as determined by the Company based on its accounting and financial policies and records. This cash bonus, if any, will be paid to you on a quarterly basis based on the amount revenue actually received by the Company for such parts during such period. To receive any such cash bonus, you must be employed by the Company at the time of the payment.

As a condition of your employment (and for the employment related cash and equity compensation specified herein), you will enter into an intellectual property transfer agreement with the Company and Parent pursuant to which you will assign to the Company and Parent your computational modeling software and “know how” relating to design, engineering and manufacturing of cans and vessels for HIP.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason, subject to the notice requirements contained in this letter. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. We request that, in the event of resignation, you give the Company at least thirty days’ notice.

While your employment will be at-will, if your employment is terminated by the Company involuntarily without Cause (excluding any termination due to death or disability), then the Company will accelerate 50% of the number of Option Shares that are unvested on the termination date. The severance contemplated in this paragraph is conditioned on your: (i) continuing to comply with the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement discussed below to the extent that the obligations therein apply following the termination of your employment; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including non-disparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance.

For purposes of this letter, “Cause” shall mean: (i) your material failure to perform your duties or responsibilities to the satisfaction of your supervisor; (ii) your failure or refusal to comply with the written policies or standards established by the Company from time to time; (iii) an act of personal dishonesty, fraud, embezzlement, or misrepresentation that benefits you at the expense of the Company; (iv) your violation of a federal or state law or regulation applicable to the Company’s business; (v) your conviction of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (vi) your breach of the terms of this Agreement or the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; or (vii) the Company’s financial distress resulting in a reduction in force and your employment is terminated in connection with such reduction.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company’s Employee Handbook, which the Company will soon distribute.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving your rights to a jury trial, but all court remedies will be available in arbitration, (ii) we agree that disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (iii) disputes shall be resolved by a neutral arbitrator who shall issue a written opinion.

Please sign and date this Amended Offer Letter in the space provided below. Your first day of employment will be August 28, 2023. This letter, along with your Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, the Prior Offer Letter and any representations made during your recruitment, interviews or pre employment negotiations, whether written or oral. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer or President.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Hank J. Holland
Hank J. Holland
Chairman and Chief Executive Officer
Amaero International Limited

Acknowledged and accepted:

/s/ Eric Bono
Eric Bono

Date:	August 25, 2023

Enclosures
Confidentiality Agreement